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                                                                      EXHIBIT 99

NEWS RELEASE

Contact: Shareholder Relations
         Telephone:  (734) 207-1210

                OIS ANNOUNCES DELISTING OF SECURITIES FROM NASDAQ

Northville, Michigan. OIS Optical Imaging Systems, Inc. (NASDAQ: OVONE) Thursday, January 7, 1999 -- OIS Optical Imaging Systems, Inc. ("OIS" or the "Company") reports today that the Nasdaq Stock Market, Inc. ("Nasdaq") has notified OIS that the Company's securities have been delisted from the Nasdaq SmallCap Market, effective with the close of business, January 6, 1999, because of the Company's inability to remain in compliance with certain maintenance standards required for continued listing on the Nasdaq SmallCap Market, including the net tangible assets and minimum bid price requirements. The notice from Nasdaq also indicated that the Company does not currently meet Nasdaq's market maker requirement.

The Company remains a reporting company under the Securities and Exchange Commission's rules. Additionally, the Company's securities may be eligible for quotation on the OTC Bulletin Board to the extent that at least one of its market makers files for such quotation and is approved by the National Association of Securities Dealers (the "NASD"). The OTC Bulletin Board is operated by the NASD as a forum for electronic trading and quotation.

As more fully described in its Form 8-K filed on September 22, 1998 with the Securities and Exchange Commission, the Company discontinued operations at its Northville facility on September 18, 1998 in accordance with a shut down plan approved by its board of directors. Prior to its shut down, OIS delivered, manufactured and sold active matrix liquid crystal displays, primarily to the commercial and military avionics markets. OIS is based in Northville Township, Michigan.

This press release contains statements that are not based on historical fact and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Among other things, they regard OIS's liquidity, financial condition and operational matters. Words or phrases denoting the anticipated results of future events, such as "anticipate," "believe," "estimate," "expects," "may," "not considered likely," "are expected to," "will continue," "project," and similar expressions that denote uncertainty are intended to identify such forward-looking statements. Additionally, from time to time, OIS or its representatives have made or may make oral or written forward-looking statements. Such forward-looking statements may be included in various filings made by OIS with the Securities and Exchange Commission, or in other press releases or oral statements made by or with the approval of an authorized executive officer of OIS. OIS's actual results, performance or achievements could differ materially from the results expressed in, or implied by, such forward-looking statements: (1) as a result of risks and uncertainties identified in OIS's publicly filed reports; (2) as a result of risks associated with its shut down plans; (3) as a result of the uncertainty concerning the delisting of its common stock from the Nasdaq SmallCap Market; (4) as a result of factors over which OIS has no control, including the strength of domestic and foreign economies, the overall avionics display market, sales growth, competition and certain cost increases; and/or (5) if the factors on which OIS's conclusions are based do not conform to OIS's expectations.

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